FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION NO. 333-160463

RESOURCE REAL ESTATE OPPORTUNITY REIT, INC.

SUPPLEMENT NO. 18 DATED DECEMBER 3, 2013

TO THE PROSPECTUS DATED JULY 13, 2012

This document supplements, and should be read in conjunction with, the prospectus of Resource Real Estate Opportunity REIT, Inc. dated July 13, 2012, as supplemented by Supplement No. 14 dated September 16, 2013, Supplement No. 15 dated October 8, 2013, Supplement No. 16 dated November 1, 2013, and Supplement No. 17 dated November 15, 2013. As used herein, the terms “we,” “our” and “us” refer to Resource Real Estate Opportunity REIT, Inc. and, as required by context, Resource Real Estate Opportunity OP, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose certain updated prior performance tables for the year ended December 31, 2012.

Prior Performance Tables

The following Table III supersedes the Table III included under the heading “Prior Performance Tables” in Supplement No. 14 to this prospectus.

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS

This Table sets forth the annual operating results of Prior Real Estate Programs that have closed offerings since January 1, 2008 and that have similar investment objectives to Resource Real Estate Opportunity REIT, Inc.

Resource Real Estate presents the data in Prior Performance Table III for each program in conformity with accounting principles generally accepted in the United States of America, or GAAP, which incorporates accrual basis accounting. When a real estate program owns 100% of the property, 100% of the program’s operating results are presented for the relevant years. When a real estate program directly invests in and owns a partial tenant-in-common interest in the property (as an example, 25.0%) and the remaining interest of the property (75.0%) is owned by unaffiliated tenants-in-common, only the operating results relating to the program’s ownership in the property (25.0%) are presented for the relevant years. The allocation is based on the public or private program’s effective ownership in the property.

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

As of December 31, 2012

	Resource Real Estate Investors 6, L.P.
	2008	2009	2010	2011	2012
Gross Revenue	$7,555,547	$7,720,000	$7,869,776	$8,360,272	$8,943,802
Income/loss on investment in unconsolidated entity	—	—	—	—	—
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses	(5,269,225)	(8,403,000)	(5,060,578)	(4,502,520)	(5,637,723)
Interest expense	(2,454,141)	(2,558,000)	(2,712,362)	(2,631,703)	(2,637,162)
Depreciation	(3,553,760)	(2,551,000)	(2,638,702)	(2,720,080)	(2,816,463)
Depreciation from pass through investments	—	—	—	—	—

Net Income (Loss) – GAAP Basis	(3,721,579)	(5,792,000)	(2,541,866)	(1,494,031)	(2,147,546)

Cash generated from operations	1,210,836	(44,000)	699,550	594,935	2,462,003
Cash generated from equity investments	—	—	—	—	—
Cash generated from sales and refinancing	—	—	—	—	—
Cash generated from recapitalization	—	—	—	—	—

Cash generated from operations, sales and refinancing	1,210,836	(44,000)	699,550	594,935	2,462,003

Less: Cash distributions to investors
- from operating cash flow	(1,210,836)	—	(699,550)	(594,935)	(1,112,556)
- from reserves	(272,241)	(1,996,000)	(634,752)	(513,62)	—
- from sales and refinancing	—	—	—	—	—
- from liquidating distributions	—	—	—	—	—

Cash generated (deficiency) after cash distributions	(272,241)	(2,040,000)	(634,752)	(513,627)	1,349,447
Less: Special Items	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	(272,241)	(2,040,000)	(634,752)	(513,627)	1,349,447

Distribution Data Per $1000 Invested

Cash Distributions to Investors
Source (on GAAP basis)
- Real estate rental activities	33	—	19	16	30
- Reserves	7	54	17	14	—
- Other	—	—	—	—	—
- Return of capital	—	—	—	—	—

Source (on cash basis)
- Sales	—	—	—	—	—
- Refinancing	—	—	—	—	—
- Reserves	7	54	17	14	—
- Real estate operations	33	—	19	16	30

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)					100%

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

As of December 31, 2012

	Resource Real Estate Investors 7, L.P.
	2008	2009	2010	2011	2012
Gross Revenue	$934,142	$7,405,605	$7,577,852	$7,945,155	$10,542,707
Income/loss on investment in unconsolidated entity	—	—	—	—	—
Profit on sale of properties	—	—	—	—	—
Less: Operating expenses	(483,291)	(4,726,818)	(4,544,245)	(4,733,794)	(7,166,618)
Interest expense	(329,048)	(2,220,240)	(2,274,741)	(2,225,708)	(2,533,731)
Depreciation	(316,830)	(3,387,686)	(2,044,858)	(2,124,341)	(3,076,016)
Depreciation from pass through investments	—	—	—	—	—

Net Income (Loss) – GAAP Basis	(195,027)	(2,929,139)	(1,285,992)	(1,138,688)	(2,233,658)

Cash generated from operations	233,172	1,038,578	1,091,846	1,379,953	1,936,000
Cash generated from equity investments	—	—	—	—	—
Cash generated from sales and refinancing	—	—	—	—	—
Cash generated from recapitalization	—	—	—	—	—

Cash generated from operations, sales and refinancing	233,172	1,038,578	1,091,846	1,379,953	1,936,000

Less: Cash distributions to investors
- from operating cash flow	(71,078)	(1,038,578)	(1,091,846)	(1,379,953)	(1,637,928)
- from reserves	—	(231,731)	(545,099)	(257,025)	—
- from sales and refinancing	—	—	—	—	—
- from liquidating distributions	—	—	—	—	—

Cash generated (deficiency) after cash distributions	162,094	(231,731)	(545,099)	(257,025)	298,072
Less: Special Items	—	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	162,094	(231,731)	(545,099)	(257,025)	298,072

Distribution Data Per $1000 Invested

Cash Distributions to Investors
Source (on GAAP basis)
- Real estate rental activities	9	32	34	42	50
- Reserves	—	7	17	8	—
- Other	—	—	—	—	—
- Return of capital	—	—	—	—	—

Source (on cash basis)
- Sales	—	—	—	—	—
- Refinancing	—	—	—	—	—
- Reserves	—	7	17	8	—
- Real estate operations	9	32	34	42	50

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)					100%

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

As of December 31, 2012

	Resource Real Estate Opportunity Fund, L.P.
	2009	2010	2011	2012
Gross Revenue	$416,475	$5,889,112	$11,626,593	$13,304,849
Income/loss on investment in unconsolidated entity	—	—	—	2,174,186
Profit on sale of properties	—	2,628,492	1,275,968	—
Less: Operating expenses	(1,679,207)	(10,230,577)	(11,094,267)	(10,819,315)
Interest expense	(176,130)	(1,531,529)	(2,221,010)	(2,005,927)
Depreciation	(206,718)	(3,556,343)	(2,987,314)	(3,355,974)
Depreciation from pass through investments	—	—	—	—

Net Income (Loss) – GAAP Basis	(1,645,580)	(6,800,846)	(3,400,030)	(720,181)

Cash generated from operations	(1,160,440)	(2,449,443)	589,400	1,649,293
Cash generated from equity investments	—	—	—	—
Cash generated from sales and refinancing	—	10,256,915	2,388,854	9,916,294
Cash generated from recapitalization	—	—	—	—

Cash generated from operations, sales and refinancing	(1,160,440)	7,807,472	2,978,254	11,565,587
Less: Cash distributions to investors
- from operating cash flow	—	(1,129,572)	(510,325)	—
- from reserves	—	—	—	—
- from sales and refinancing	—	—	(4,337,096)	(1,987,161)
- from liquidating distributions	—	—	—	—

Cash generated (deficiency) after cash distributions	(1,160,440)	6,677,900	(1,869,167)	9,578,426
Less: Special Items	—	—	—	—

Cash generated (deficiency) after cash distributions and special items	(1,160,440)	6,677,900	(1,869,167)	9,578,426

Distribution Data Per $1000 Invested

Cash Distributions to Investors
Source (on GAAP basis)
- Real estate rental activities	—	27	12	—
- Reserves	—	—	—	—
- Other	—	—	—	—
- Return of capital	—	—	105	48

Source (on cash basis)
- Sales	—	—	105	48
- Refinancing	—	—	—	—
- Reserves	—	—	—	—
- Real estate operations	—	27	12	—

Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)				100%

TABLE III

(UNAUDITED)

ANNUAL OPERATING RESULTS OF PRIOR REAL ESTATE PROGRAMS (cont’d)

(Dollars in Thousands)

As of December 31, 2012

	Resource Capital Corp. and Subsidiaries
	2008	2009	2010	2011	2012
REVENUES
Interest Income:
Loans	$117,108	$84,563	$77,694	$86,739	$109,030
Securities	6,378	7,225	11,434	12,424	14,296
Leases	8,180	4,336	11,306	—	—
Interest income - Other	2,675	1,469	3,477	10,711	10,004

Total interest income	134,341	97,593	103,911	109,874	133,330
Interest Expense	79,619	45,427	36,466	32,186	42,792

Net interest income	54,722	52,166	67,445	77,688	90,538
Rental income	—	—	35	3,656	11,463
Dividend income	—	—	99	3,045	69
Equity in (losses) earnings of unconsolidated subsidiaries	—	—	231	112	(2,709)
Fee Income	—	—	—	7,789	7,068
Net realized gain on sales of investment securities available-for-sale and loans	(1,637)	1,890	4,821	2,643	4,106
Net realized and unrealized gain on investment securities, trading	—	—	14,791	837	12,435
Unrealized gain and net interest income on linked transactions, net	—	—	—	216	728

Total revenues	53,085	54,056	87,422	95,986	123,698

OPERATING EXPENSES
Management fees - related party	6,301	8,363	13,216	11,022	18,512
Equity compensation - related party	540	1,240	2,221	2,526	4,636
Professional services	3,349	3,866	3,627	3,791	4,700
Insurance	641	828	759	658	639
Rental operating expense	—	—	46	2,743	8,046
General and administrative	1,848	1,764	3,015	3,950	4,434
Depreciation on operating leases	—	—	4,003	—	—
Depreciation and amortization	—	—	—	4,619	5,885
Income tax expense (benefit)	(241)	(2)	5,721	12,036	14,602
Net impairment losses recognized in earnings	—	13,471	26,804	6,898	180
Provision for loan losses	46,160	61,383	43,321	13,896	16,818

Total operating expenses	58,598	90,913	102,733	62,139	78,452

	(5,513)	(36,857)	(15,311)	33,847	45,246

OTHER REVENUE (EXPENSE)
Gain on consolidation	—	—	—	—	2,498
Gain on the extinguishment of debt	1,750	44,546	34,610	3,875	16,699
Other income (expense)	689	(1,350)	148	(6)	—

Total other revenue (expense)	2,439	43,196	34,758	3,869	19,197

NET INCOME (LOSS)	(3,074)	6,339	19,447	37,716	64,443

Cash generated from (used in) operations	50,950	46,622	20,534	33,037	40,997
Cash generated from (used in) investing activities	65,706	17,785	(47,416)	(438,209)	101,621
Cash generated from (used in) financing activities	(66,936)	(26,999)	4,379	418,800	(100,456)

Total cash generated (used)	49,720	37,408	(22,503)	13,628	42,162
Less Cash Distributions to Investors
from operating cash flow	(41,166)	(32,564)	(45,680)	(69,689)	(74,050)
from sales and refinancing	—	—	—	—	—
from other sources	—	—	—	—	—

Cash generated (used) after distributions to investors	8,554	4,844	(68,183)	(56,061)	(31,888)
Distribution Data per $1,000 invested
Cash distributions to investors
Source (on GAAP Basis)
Operations	118	131	145	178	203
Return of Capital	—	—	—	—	—
Source (on Cash Basis)
Sales	—	—	—	—	—
Refinancing	—	—	—	—	—
Operations	118	131	145	178	203
Other	—	—	—	—	—

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